Exhibit 10.37
BATH & BODY WORKS, INC.
ANNUAL INCENTIVE PLAN
Adopted as of February 23, 2026
Section 1.Purpose. The purpose of the Bath & Body Works, Inc. Annual Incentive Plan (as amended from time to time, the “Plan”) is to provide certain associates of Bath & Body Works, Inc. (together with any successor thereto, the “Company”) and its Subsidiaries (as defined below) short-term incentive compensation in order to enhance the Company’s ability to attract and retain highly qualified executive and managerial-level associates and to provide additional financial incentives to such associates to promote the success of the Company and its Subsidiaries.
Section 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Award” means a Short-Term Incentive Compensation (as defined below) award opportunity granted to a Participant under the Plan with respect to a Performance Period in accordance with Section 5 of the Plan.
(b)“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means that the Participant (1) was grossly negligent in the performance of the Participant’s duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation; provided, however, that if the Participant is covered by a Recoupment Policy, the term “Cause” shall have the meaning set forth in such Recoupment Policy.
(e)“Change in Control” has the meaning set forth in the SOPIP.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(g)“Committee” means the Human Capital & Compensation Committee of the Board or such other committee or subcommittee appointed by the Board to administer the Plan.
(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(i)“Executives” means, collectively, each (i) “officer” of the Company (as defined under Rule 16a-1(f) under the Exchange Act) and (ii) other members of senior management as designated by the Board or the Committee from time to time to be an “Executive”.
(j)“Final Award” means, with respect to a Performance Period, the amount of an Award that will become payable to a Participant, subject to any additional terms and conditions applicable to the Award, as determined by the Committee under Section 7 of the Plan.
(k)“Short-Term Incentive Compensation” means, for each Participant, compensation to be paid in the amount determined by the Committee pursuant to Section 7 and Section 8 of the Plan.
(l)“Participant” means, with respect to any fiscal year, an associate of the Company or any of its Subsidiaries who is eligible to participate in the Plan for such fiscal year in accordance with Section 4 of the Plan.
(m)“Performance Goals” means any one or more performance goals (including, without limitation, any financial, operational, strategic or individual measures and/or key performance indicators), as determined by the Committee in its sole discretion. Performance Goals may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, Subsidiaries or business or product segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance Goals may vary from Award to Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. Unless otherwise determined by the Committee, Performance Goals for a Performance Period shall include a minimum performance standard below which no payments of Short-Term Incentive Compensation will be made, and a maximum performance standard in which any performance that exceeds this standard will not increase the payment of Short-Term Incentive Compensation.
(n)“Performance Period” means the fiscal year of the Company or (ii) any other period of time established by the Committee pursuant to Section 5 of the Plan within which the Performance Goals relating to any Award are to be achieved. Any Performance Period may be subject to earlier lapse or other modification pursuant to Section 18 of the Plan in the event of termination of employment without Cause, death or Total Disability of the Participant, Retirement or a Change in Control or as otherwise determined by the Committee.
(o)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(p)“Recoupment Policies” means, collectively, (i) the Bath & Body Works, Inc. Supplemental Compensation Recoupment Policy, (ii) the Bath & Body Works, Inc.

Financial Restatement Compensation Recoupment Policy and (iii) any other compensation “clawback” or recoupment policy of the Company in effect from time to time, in each case as may be amended from time to time.
(q)“Retirement” means a Participant’s Termination of Employment following the date on which a Participant has attained age 55 and completed seven years of service with the Company.
(r)“SOPIP” means the Bath & Body Works, Inc. 2020 Stock Option and Performance Incentive Plan, as may be amended or amended and restated from time to time, and any successor plan thereto.
(s)“Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.
(t)“Target Award” means the amount that a Participant may earn under an Award if targeted performance levels are achieved, as determined by the Committee in accordance with the terms of the Plan. Target Awards may be denominated as a percentage of base salary or a dollar amount.
(u)“Termination of Employment” means cessation of the employment relationship such that the Participant is no longer employed by the Company or any Subsidiary; provided, however, that the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from one Subsidiary to another Subsidiary shall not be deemed a cessation of service that would constitute a Termination of Employment; provided, further, that, unless otherwise determined by the Committee, a Termination of Employment shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Employment occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).
(v)“Total Disability” has the meaning set forth in the Company’s Long-Term Disability Plan or its successor plan, as amended from time to time.
Section 3.Administration.
(a)The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.
(b)Subject to the terms of the Plan and applicable law, the Committee shall have full power, discretion and authority to: (i) construe, interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ii) subject to Section 4 of the Plan, designate eligible individuals who will be Participants; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (v) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations; (vi) establish, adjust, pay or decline to pay Short-Term Incentive Compensation for each Participant; (vii) make any other determination and take any other action that the Committee in its sole discretion deems necessary or desirable for the administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations; and (vii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
(c)To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which any equity securities issued by the Company are quoted or traded.
(d)To the extent permitted by applicable law, the Committee may delegate to one or more members of the Committee or officers of the Company some or all of its authority under the Plan with respect to Participants other than Executives, including, without limitation, the authority to establish the terms of Awards (including Performance Goals), assess the level of achievement of any Performance Goals, determine Final Awards or take any other actions permitted under the Plan, in each case within any limits established by the Committee.
Section 4.Eligibility. Any associate or other individual who is employed by the Company or any Subsidiary (including any Executive) may be designated by the Committee as a Participant from time to time.
Section 5.Establishment of Award Terms.
(a)Subject to the limitations described in Section 8 of the Plan, unless otherwise determined by the Committee, the Committee shall establish: (i) the terms of each Award, including the Performance Period; (ii) the positions or names of the associates who will be Participants for the applicable Performance Period; (iii) the Target Award for each Participant or group of Participants (including any minimum or maximum amount); (iv) the applicable Performance Goals and any other additional goals, formulas or performance-based measures relating to the Company, any business unit, division, Subsidiary or business or product segment of the Company or to an individual Participant’s performance; (v) targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Goals or other goals; and (vi) the formula or methodology that will be applied to determine the extent to which Awards have been earned and any other terms that will be applicable to the Awards, including the payment date, payment conditions and any service-based or other vesting schedule applicable to any Final Award.
(b)Notwithstanding anything to the contrary herein, Target Awards shall range from 0% to 300% of each Participant’s base salary. In determining a Participant’s Target Award, the Committee may consider the level and functional responsibility of such Participant’s position, size of the business for which the Participant is responsible, competitive practices and any other criteria the Committee deems to be appropriate. The amount of Short-Term Incentive Compensation paid to Participants may range from zero to double their Target Award, based upon the extent to which Performance Goals are achieved or exceeded.
(c)In connection with any Award, the Committee may require a Participant to enter into such agreements as the Committee considers appropriate. Awards may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company or any Subsidiary. The failure by a Participant to satisfy any of the requirements or conditions imposed on any Award by the Committee shall, in the discretion of the Committee, result in the immediate forfeiture and cancellation of any unpaid portion of such Participant’s Award, and such Participant will not be entitled to receive any consideration with respect to such cancellation.
Section 6.Adjustments to Goals and Formulas. The Committee may adjust, in whole or in part, any Performance Goals or any other applicable goals, formulas or performance-based measures, the targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Goals or other goals, formulas or performance-based measures, the formula or methodology to be applied against the Performance Goals or other goals, formulas or performance-based measures, and the final payout levels of Awards, in each case as the Committee may deem appropriate and equitable and to avoid undue harm or enrichment to account for any events that occur during a Performance Period.
Section 7.Determination of Final Awards.
(a)Following the end of each Performance Period, the Committee shall determine the extent to which the targeted achievement levels of the applicable Performance Goals and any other goals, formulas or performance-based measures applicable to each Award have been satisfied.
(b)The Committee may, in its sole discretion, adjust (upward or downward) the amount of any Award payable to any Participant or group of Participants, subject to and in accordance with the requirements of any applicable plan, program, policy or arrangement maintained or entered into by the Company, as may be in effect from time to time, to the extent applicable to any such Participant.
(c)The Committee shall determine the Final Award for any Participant after making the determinations set forth in Section 7(a) of the Plan and applying any adjustments described in Section 7(b) of the Plan, subject to the limitations described in Section 8 of the Plan.
Section 8.Payment of Awards.
(a)Subject to Section 9 of the Plan, payment of the Final Awards for a Performance Period shall be made on or as soon as administratively practicable after the Committee’s determination of the Final Awards (or if later, any vesting date or dates applicable to the Final Award), but in no event later than sixty (60) days following the end of the applicable Performance Period (or the applicable vesting date or dates); provided that at the time of grant, subject to Section 19 of the Plan, the Committee may determine that an Award will be paid at a later date. Unless otherwise determined by the Committee or as otherwise set forth in the Plan, the payment of a Final Award shall be conditioned upon each Participant’s continued employment or service with the Company or its Subsidiaries through the date such Final Award is paid.

(b)Notwithstanding Section 8(a) of the Plan, the Company may, in its sole discretion, permit or require the deferral of payment of any Final Award in accordance with the terms of any deferred compensation plan, program or arrangement established or maintained by the Company or its Subsidiaries from time to time.
(c)To the extent provided by the Committee, in its sole discretion, the Short-Term Incentive Compensation may be paid in the form of cash or shares of common stock, $0.50 par value per share, of the Company under the SOPIP, subject to the terms and conditions of the SOPIP.
(d)Notwithstanding any other provision of the Plan, the Committee may determine at any time and in its sole discretion to accelerate or to delay any amounts payable with respect to any Award, or grant Awards subject to accelerated or delayed payment terms, subject to the requirements of Section 409A of the Code.
Section 9.Effect of a Termination of Employment or Change in Control.
(a)Unless otherwise provided (i) in any agreement or arrangement in effect between the Company (or any Subsidiary) and the applicable Participant, (ii) by the Committee at the time of the grant of the Award or (iii) as the Committee may determine in any individual case:
(i)upon the Participant’s involuntary Termination of Employment without Cause, such Participant’s Award shall vest and become payable on a pro rata basis in accordance with Section 8 of the Plan and the Company’s practices in effect from time to time;
(ii) upon the Participant’s voluntary Termination of Employment or involuntary Termination of Employment for Cause, any unpaid portion of any Award shall be forfeited;
(iii) upon the Participant’s Retirement, such Participant’s Award shall be payable pro rata in accordance with Section 8 of the Plan and the Company’s practices in effect from time to time; and
(iv) upon the Participants death or Total Disability, such Participant’s Award shall be payable pro rata in accordance with Section 8 of the Plan and the Company’s practices in effect from time to time.
(b)In the event of a Change in Control, unless set forth in any agreement or arrangement in effect between the Company (or any Subsidiary) and the applicable Participant, any unpaid Award held by such Participant under the Plan shall be subject to treatment as determined by the Committee in its discretion.
(c)Any actions with respect to Awards under this Section 9 need not be uniform with respect to all Participants and/or Awards.
Section 10.Clawback.
(a)If the Committee determines in good faith either that: (i) if required by applicable law with respect to a Participant or (ii) (x) a Participant engaged in fraudulent conduct or activities relating to the Company or other conduct that may constitute Cause, (y) a Participant has knowledge of such conduct or activities, or (z) a Participant, based upon the Participant’s position, duties or responsibilities, should have had knowledge of such conduct or activities, the Committee shall have the power and authority under the Plan to terminate without payment all outstanding Awards for such Participant. If required by applicable law with respect to a Participant or if a Participant described in clause (ii) above has been paid Short-Term Incentive Compensation that is based on or results from such conduct or activities, such Participant shall promptly reimburse to the Company a sum equal to either an amount required by such law or the amount of such Short-Term Incentive Compensation paid in respect of the year in which such conduct or activities occurred, as applicable.
(b)Notwithstanding any other provision of the Plan to the contrary, commencing with Short-Term Incentive Compensation granted in respect of fiscal year 2024 and all future fiscal years thereafter, any Short-Term Incentive Compensation shall be subject to cancellation, recoupment or other action in accordance with the terms and conditions of the Recoupment Policies. As a material condition to receiving any Short-Term Incentive Compensation, the Participant shall agree and consent to the Company’s application, implementation and enforcement of (a) the Recoupment Policies or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law or stock market or exchange rules or regulations relating to cancellation or recoupment of compensation, and expressly agree that the Company may take such actions as are necessary to effectuate the Recoupment Policies, any similar policy (as applicable to the Participant) or applicable law or stock market or exchange rules or regulations without further consent or action being required by the Participant in respect of such Short-Term Incentive Compensation.
(c)To the extent that the terms of the Plan and the Recoupment Policies conflict, then the terms of the applicable Recoupment Policies shall prevail. In addition, by accepting any award of Short-Term Incentive Compensation hereunder, the Participant shall be deemed to have agreed and acknowledged that (x) copies of the Recoupment Policies applicable to such Participant have been made available to the Participant, (y) the Participant has reviewed the Recoupment Policies and (z) the Participant understands that the award of Short-Term Incentive Compensation will be subject to the Recoupment Policies.
Section 11.Withholding. The Company (or any Subsidiary) shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Short-Term Incentive Compensation. The Company (or any Subsidiary) shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Subsidiary without the consent of the Participant (or Beneficiary, in the event of the Participant’s death). The Company (or any Subsidiary) shall also have the right to withhold from Short-Term Incentive Compensation any amounts that may be required to be withheld from other taxable noncash compensation or taxable reimbursements payable to a Participant that may themselves have not been subjected to withholding at the time of payment.
Section 12.Nontransferability; Beneficiaries.
(a)Except as expressly provided by the Committee or the laws of descent, the rights and benefits under the Plan are personal to the Participant and no Award and no right under any Award may be voluntarily or involuntarily assigned, alienated, pledged, sold, transferred or otherwise disposed, including as between spouses or pursuant to a domestic relations order in connection with dissolution of marriage, or by operation of law.

(b)Any designation of a Beneficiary to receive all or part of any Award will be governed by local law. To make a Beneficiary designation, the Participant must coordinate with his or her personal tax or estate planning representative. Any Award (or portion thereof) that becomes payable upon the Participant’s death will be distributed to his or her estate in accordance with local law rules. A Participant may replace or revoke the Participant’s Beneficiary designation at any time in accordance with the procedures adopted by the Committee.
Section 13.Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general unsecured creditor of the Company.
Section 14.Other Policies; Other Incentive Compensation. Nothing contained in the Plan shall prevent the Board, the Committee or the Company from adopting other non-shareholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. Notwithstanding anything to the contrary in the Plan, the Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including, without limitation, under any other cash incentive program or retention program adopted by the Company from time to time, the SOPIP or otherwise.
Section 15.No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Person (a) any legal right to receive, or any interest in, any Short-Term Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or associate of the Company, any Subsidiary or any other affiliate of the Company.
Section 16.No Uniform Treatment. No associate, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of associates, Participants or Beneficiaries under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants.
Section 17.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan shall remain in full force and effect.

Section 18.Amendment, Modification, Suspension and Termination of the Plan; Corrections.
(a)Except to the extent prohibited by applicable law, subject to the limitations set forth in subsection (b) below, the Committee may at any time suspend, discontinue or terminate the Plan and may amend, modify or alter it from time to time in such respects as the Committee may deem advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
(b)No amendment, modification, alteration, suspension, discontinuance or termination of the Plan shall, without the consent of the Person affected thereby, materially, adversely alter or impair any rights or obligations with respect to any Short-Term Incentive Compensation previously awarded under the Plan, except to the extent any such action is undertaken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
Section 19.Section 409A of the Code. The Plan, and all Awards granted hereunder, are intended to be exempt from, or otherwise comply with, Section 409A of the Code. The provisions of the Plan and all Awards hereunder shall be interpreted and construed in a manner consistent with such intent, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and, to the extent necessary, deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s termination of employment (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s termination of employment, except as permitted under Section 409A of the Code. Any right to a series of installment payments under the Plan or any Award shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. To the extent any amount that is “nonqualified deferred compensation” for purposes of Section 409A of the Code becomes payable upon a termination of employment, such termination of employment shall not be deemed to have occurred any earlier than a “separation from service” would occur under Section 409A of the Code, and related regulations and guidance thereunder. Notwithstanding any of the foregoing, the Company and its Subsidiaries make no representations or warranties and shall have no liability to the Participant or any other Person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof. In no event shall the Company or any Subsidiary be liable for any additional tax, interest or penalty that may be imposed on any Participant, Beneficiary or any other Person under Section 409A of the Code or liabilities or damages for failing to comply with Section 409A of the Code.
Section 20.Governing Law. The validity, interpretation and effect of the Plan, and the rights of all Persons hereunder, shall be governed by and determined in accordance with the laws of the State of Ohio, other than the choice of law rules thereof.